Exhibit (d)(1)(i)

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COGNOS INCORPORATED,

DIMENSION ACQUISTITION CORP.

AND

APPLIX, INC.

DATED AS OF OCTOBER 17, 2007

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1  (this “Amendment”) dated as of October 17, 2007 by and among Cognos Incorporated, a Canadian corporation (“Parent”), Dimension Acquisition Corp., a Massachusetts corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and Applix, Inc., a Massachusetts corporation (the “Company”), amends certain provisions of the Agreement and Plan of Merger, dated as of September 4, 2007, by and among Parent, Merger Sub and the Company (the “Merger Agreement”). Any capitalized term that is used but not otherwise defined in this Amendment shall have the meaning given to that term in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, the parties hereto have duly authorized and approved this Amendment.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment and the Merger Agreement, as applicable, the parties hereto hereby agree as follows:

Section 1.     Top-Up Option. Clause (a) of Section 1.4 of the Merger Agreement is hereby restated in its entirety as follows:

“The Company hereby irrevocably grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on or after the Appointment Time, to purchase that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of such exercise, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, Merger Sub would own more than 90% of the shares of Company Common Stock then outstanding; and provided further, however, that in no event shall the Top-Up Option be exercisable for a number of Top-Up Option Shares (i) in excess of the Company’s then authorized and unissued shares of Company Common Stock (giving effect to shares of Company Common Stock reserved or issuance under the Company Stock Plans as though such shares were outstanding) or (ii) that would require approval of the Company Stockholders under applicable NASDAQ rules.”

Section 2.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 3.     Counterparts. This Amendment may be executed in one or more counterparts, including by facsimile signature, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 4.     Merger Agreement. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first above-written.

COGNOS INCORPORATED

By:	/s/ W. John Jussup
Name: W. John Jussup
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

DIMENSION ACQUISITION CORP.

By:	/s/ Tom Manley
Name: Tom Manley
Title: President and Treasurer

APPLIX, INC.

By:	/s/ David Mahoney
Name: David Mahoney
Title: CEO